FS Energy and Power Fund 8-K

Exhibit 99.1

FS Energy and Power Fund Announces Details of
Annual Shareholder Conference Call

PHILADELPHIA, PA, March 6, 2013 – On March 6, 2013, FS Energy and Power Fund (“FSEP”) announced that it will hold its annual shareholder conference call on Wednesday, April 3, 2013 at 1:30 p.m. Eastern Time. Prior to the call, FSEP will report its financial highlights for the fiscal year ended December 31, 2012.

In order to participate, interested parties should dial (800) 446-1671 at least 5 minutes prior to the beginning of the conference call and provide the confirmation code 34362255 when prompted. An audio archive of the call will be available for replay. The link to the audio archive can be found under the “Investor Relations” section of FSEP’s website (www.fsenergyandpowerfund.com), and will be available for a period of 30 days following the call.

About FS Energy and Power Fund

FSEP, the second investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company. FSEP focuses primarily on investing in the debt and income-oriented equity securities of privately-held U.S. companies in the energy and power industry. FSEP’s investment objective is to generate current income and long-term capital appreciation. FSEP is managed by FS Investment Advisor, LLC and is sub-advised by GSO Capital Partners LP (“GSO”). GSO, with approximately $56.4 billion in assets under management as of December 31, 2012, is the credit platform of The Blackstone Group L.P. For more information, please visit www.fsenergyandpowerfund.com.

About Franklin Square Capital Partners

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded business development company. The firm currently manages three funds with over $5 billion* in assets. Each fund is sub-advised by GSO Capital Partners LP, a world-leading private debt asset manager and the credit platform of The Blackstone Group L.P.

Forbes Magazine ranked Franklin Square 13th on its 2013 list of America’s Most Promising Companies. Franklin Square distributes its funds through its affiliated broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

* Assets under management as of September 30, 2012.